Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Announces Offering of Senior Notes due 2034

HOUSTON—(BUSINESS WIRE)—Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced that it intends to offer, subject to market and other conditions, Senior Notes due 2034 (the “Cheniere 2034 Notes”).

Cheniere intends to use the proceeds from the offering to retire all or a portion of the approximately $1.5 billion outstanding aggregate principal amount of Cheniere Corpus Christi Holdings, LLC’s senior secured notes due 2025 (the “CCH 2025 Notes”). This press release does not constitute an offer to purchase or a solicitation of an offer to sell the CCH 2025 Notes or a notice of redemption under the indenture governing the CCH 2025 Notes. The Cheniere 2034 Notes will rank pari passu in right of payment with existing senior notes at Cheniere, including the senior notes due 2028.

The offer of the Cheniere 2034 Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Cheniere 2034 Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

Contacts

Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Bernardo Fallas	713-375-5593